Exhibit (11)
                 Statement RE: Computation of Per Share Earnings

      The RE Bond Corporate Bond is a simple and straight forward security with a specific term, and interest and principle payment schedule.

     The following portrays the per share earning breakdown of each RE Bond
                           Corporate Debt instrument:

-------------------------------------------------------------------------------------------------------------
  Par Value at Sale        Annual Interest Income       Total Earned (1 Year)      Total Earned (5 Years)
-------------------------------------------------------------------------------------------------------------
        $1.00                       4.0%                   $0.004 / (4.0%)              $0.20 / (20%)
-------------------------------------------------------------------------------------------------------------


         Interest is paid quarterly through its DTC Agent (Cede & Co.).